Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Xerox Holdings Corporation of our report dated March 16, 2026 relating to the financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in the Xerox Holdings Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
November 10, 2026